EXHIBIT 5.1

WARD AND SMITH, P.A.

ATTORNEYS AT LAW

August 30, 2006

The Board of Directors

Bank of the Carolinas Corporation

135 Boxwood Village Drive

Mocksville, North Carolina 27028

RE:	Our File 980253-00076

Gentlemen:

We have acted as counsel to Bank of the Carolinas Corporation (“BankCorp”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement is being filed for purposes of registering, under the Act, BankCorp’s issuance and sale of up to an aggregate of 302,369 shares of BankCorp’s $5.00 par value common stock upon the exercise of stock options (“Options”):

1.	which originally were granted by Bank of the Carolinas (formerly, Bank of Davie) (the “Bank”) to its employees and directors under the Bank’s Employee Stock Option Plan and Director Stock Option Plan (collectively, the “Bank Plans”) and which were converted into options to purchase shares of BankCorp’s common stock on August 18, 2006, pursuant to the terms of an Agreement and Plan of Reorganization and Share Exchange dated June 1, 2006 (the “Share Exchange Agreement”), or which may be granted by BankCorp in the future pursuant to the terms of the Bank Plans which have been adopted by BankCorp as its own; and

2.	which originally were granted by BOC Financial Corp under its Incentive Stock Option Plan and Nonstatutory Stock Option Plan (collectively, the “BOCF Plans”) and which were converted into options to purchase shares of the Bank’s common stock on December 31, 2001, pursuant to the terms of an Agreement and Plan of Reorganization and Merger dated July 20, 2001 (the “Merger Agreement”), and, subsequently, were converted into options to purchase shares of BankCorp’s common stock on August 18, 2006, pursuant to the Share Exchange Agreement.

In connection with rendering our opinion set forth in this letter, we have examined originals or copies of the following documents:

1.	the Registration Statement;

2.	the Bank Plans and BOCF Plans, and the forms of stock option agreements evidencing Options;

WARD AND SMITH, P.A

The Board of Directors

Bank of the Carolinas Corporation

August 30, 2006

3.	provisions of the Merger Agreement and the Share Exchange Agreement pertaining to the treatment of Options;

4.	resolutions adopted by BankCorp’s Board of Directors relating to the conversion of the Options, its adoption of the Bank Plans, and the Registration Statement; and,

5.	such other records and certificates and instruments as we have considered necessary for purposes of the opinion expressed herein.

In delivering this letter, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to the original or certified copies of all documents submitted to us as conformed or reproduction copies, and (ii) that the copies of board resolutions provided to us by BankCorp are accurate and complete and evidence all actions taken by BankCorp’s Board of Directors pertaining to the Bank Plans, the BOCF Plans, the Options, and the Registration Statement.

Based upon and subject to the foregoing, as well as the qualifications set forth below, it is our opinion as of this date that when (i) the Registration Statement has become effective, and upon compliance with the pertinent provisions of the Act, and (ii) the Shares have been properly issued and sold in accordance with the terms of the respective Plans and Options (including BankCorp’s receipt of the specified consideration for such Shares and the satisfaction of all other conditions to such issuance), then the Shares will be legally issued, fully paid and nonassessible.

This opinion is furnished under the requirements of Item 605(b)(5) of Regulation S-K promulgated under the Act. We consent to your filing of this opinion as an Exhibit to the Registration Statement. Our consent is not an admission that our consent is required to be filed in the Registration Statement by Section 7 of the Act, which requires consent of certain persons who prepared or certified any part of, or a report or valuation used in, a registration statement. We have furnished this opinion solely for your benefit in connection with the Registration Statement and it may not be quoted, relied upon, or used for any other purpose without our prior express written consent.

No opinions may be inferred beyond the one we expressly state in this letter. Our opinion is limited to matters of North Carolina law and does not extend to compliance with federal and state securities laws relating to the Offering. Our opinion is limited to matters in existence as of the date of this letter, and we expressly disclaim any duty or responsibility to update or supplement this letter, or our opinion or the information upon which it is based, to reflect any change in the law or facts after the date of this letter.

Yours truly,

/s/ WARD AND SMITH, P.A.

WARD AND SMITH, P.A.